Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

July 23, 2020

Cass Information Systems, Inc. Reports Second Quarter Earnings

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), the leading provider of transportation, energy, telecom and waste invoice payment and information services, reported second quarter 2020 earnings of $.37 per diluted share, a decrease of 29% from the $.52 per diluted share it earned in the second quarter of 2019. Net income for the period was $5.4 million, compared to $7.7million in 2019.

	2nd Quarter			YTD
	2020	2019	% Change	2020	2019	% Change
Transportation Invoice Volume	7.3 million	9.2 million	(20.9)	15.6 million	18.2 million	(14.3)
Transportation Dollar Volume	$5.7 billion	$7.1 billion	(20.0)	$12.2 billion	$14.1 billion	(13.8)
Facility Expense Transaction Volume*	6.7 million	6.9 million	(2.7)	13.2 million	13.9 million	(4.8)
Facility Expense Dollar Volume*	$3.1 billion	$3.7 billion	(17.9)	$6.5 billion	$7.4 billion	(11.3)
Revenues	$33.9 million	$39.4 million	(13.9)	$72.1 million	$77.8 million	(7.3)
Net Income	$5.4 million	$7.7 million	(29.2)	$13.0 million	$15.8 million	(18.1)
Diluted Earnings per Share	$.37	$.52	(28.8)	$.89	$1.08	(17.6)

*	Includes Energy, Telecom and Waste

2020 2nd Quarter Recap

Second quarter revenue decreased 14% with net income down 29%. The dramatic impact of COVID-19 on the company’s customers led to the declines, compounded by the decision of the U.S. Federal Reserve to lower interest rates to near-zero levels. The general economic slowdown and lower energy prices also hurt results.

Transportation volumes for invoices and dollars declined 21% and 20%, respectively. With manufacturing companies representing an important component of the transportation customer base, the previously reported contraction in the sector, combined with the effects of COVID-19, created significant challenges. Nevertheless, the division continues to grow its customer roster, which should provide a solid foundation for recovery.

Facility-related (electricity, gas, waste and telecom expense management) invoice and dollar volume declined 3% and 18%, respectively, as the impact of COVID-19 spawned customer bankruptcies or significant losses in dollar volume in the restaurant, retail and hospitality sectors as customers either temporarily closed locations or operated with minimal services. Otherwise, the company’s facility-related customer lineup remains stable, offering optimism about rebound prospects.

Consolidated operating expenses were $2.6 million (9%) lower as personnel expense decreased due to the decline in transportation and facility-related transaction volumes.

Remote Workforce Success

Cass continues to successfully operate its remote workforce program with most employees around the globe now working and conducting business remotely. The company will continue operating in this fashion until the risks related to the pandemic subside and the safety and health of its employees can be assured.

Cass Bank CARES Act Participation

In support of the Coronavirus Aid, Relief, and Economic Security Act, Cass Bank processed nearly 350 applications for Paycheck Protection Program loans of approximately $170 million to provide cash to small business and self-employed taxpayers during the COVID-19 crisis. The loans were primarily made to bank customers and are 100% guaranteed by the Small Business Administration.

“While these are not the financial results we prefer to report, I am pleased that the company has remained financially strong and profitable during these unprecedented times,” noted Eric H. Brunngraber, Cass chairman and chief executive officer. “The pandemic’s dramatic impact on the economy has shown the value of being a strong and reliable business partner. We are encouraged by the fact that we continue to sign new business. It bodes well for the future, especially when base business activity returns.”

2020 First Half Recap

For the six-month period ended June 30, 2020, Cass earned $.89 per diluted share, a decrease of 18% from the $1.08 per diluted share it earned in the same period in 2019. Net income was $13.0 million, compared to $15.8 million in 2019. Revenues declined 7%, from $77.8 million in 2019 to $72.1 million in 2020.

Consolidated operating expenses were down 4%, or $2.1 million, due to the lower transaction volumes previously cited.

Cash Dividend Declared

On July 21, 2020, the company’s board of directors declared a third quarter dividend of $.27 per share payable September 15, 2020 to shareholders of record September 4, 2020. Cass has continuously paid regularly scheduled cash dividends since 1934.

“The on-going dividend payments reflect the board’s confidence in the company’s long-term prospects, underpinned by its strong capital base,” Brunngraber noted.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $60 billion annually on behalf of clients, and with total assets of $1.7 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2019.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2020 and 2019:

	Quarter Ended June 30, 2020	Quarter Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Transportation Invoice Volume	7,294	9,222	15,574	18,170
Transportation Dollar Volume	$5,697,627	$7,121,202	$12,164,678	$14,106,975
Facility Expense Transaction Volume	6,704	6,892	13,213	13,886
Facility Expense Dollar Volume	$3,064,038	$3,733,075	$6,522,684	$7,350,503
Payment and Processing Fees	$22,661	$26,852	$48,164	$53,309
Net Investment Income	10,761	12,022	21,809	23,379
Gain on Sales of Securities	—	8	1,069	19
Other	513	512	1,036	1,057

Total Revenues	$33,935	$39,394	$72,078	$77,764

Personnel	$20,891	$22,803	$43,318	$45,080
Occupancy	938	998	1,879	1,957
Equipment	1,617	1,552	3,252	3,021
Other	3,911	4,618	7,837	8,375

Total Operating Expenses	$27,357	$29,971	$56,286	$58,433

Income from Operations before Income Taxes	$6,578	$9,423	$15,792	$19,331
Income Tax Expense	1,139	1,739	2,808	3,484

Net Income	$5,439	$7,684	$12,984	$15,847

Basic Earnings per Share	$.38	$.53	$.90	$1.10

Diluted Earnings per Share	$.37	$.52	$.89	$1.08

Average Earning Assets	$1,624,415	$1,430,983	$1,556,143	$1,434,777
Net Interest Margin	2.88%	3.52%	3.04%	3.47%
Allowance for Loan Losses to Loans	1.17%	1.33%	1.17%	1.33%
Non-performing Loans to Total Loans	—	—	—	—
Net Loan (Recoveries) / Charge-offs to Loans	—	—	—	—
Provision for Loan Losses	$400	$—	$725	$250